AMENDMENT

TO

SECOND AMENDED AND RESTATED INVESTMENT

SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 5th day of June, 2025, by and between Mason Street Advisors, LLC (the “Adviser”) and abrdn Investments Limited (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Second Amended and Restated Investment Sub-Advisory Agreement dated May 31, 2023 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Emerging Markets Equity Portfolio (the “Portfolio”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the investment sub-advisory fee payable with respect to the Portfolio as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.

Schedule A to the Agreement shall be modified by deleting the text set forth therein and replacing it with the text set forth on Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2.	Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3.	This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

abrdn Investments Limited		Mason Street Advisors, LLC

By:	/s/ William Drummond	By:	/s/ Paul A. Mikelson

Name:	William Drummond	Name:	Paul A. Mikelson

Title:	Head of Legal Client Team	Title:	President
Legal, Secretariat, Public Affairs &
Corporate Sustainability

EXHIBIT A

SCHEDULE A

TO

SECOND AMENDED AND RESTATED INVESTMENT

SUB-ADVISORY AGREEMENT BETWEEN

MASON STREET ADVISORS, LLC

AND

abrdn Investments Limited

As Amended June 5, 2025

Fee Effective: On or about August 1, 2025

Portfolio	Fee
Emerging Markets Equity Portfolio	First $250 Million: 0.55% of average daily net assets
Next $250 Million: 0.45% of average daily net assets
Assets Over $500 Million: 0.40% of average daily net assets